Exhibit 5.10

490 North 31st Street P.O. Box 2529 Billings, MT 59103-2529 Ph: 406.252-3441 Fx: 406.252-3181

April 12, 2017

Quorum Health Corporation

1573 Mallory Lane

Brentwood, Tennessee 37027

Ladies and Gentlemen:

We have acted as Wyoming counsel to Quorum Health Corporation (the “Company”) and the Guarantor (as defined below), organized and existing under the laws of the State of Wyoming, in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $400,000,000 aggregate principal amount of the Company’s 11.625% senior notes due 2023 (the “Exchange Notes”) that are to be general senior unsecured obligations of the Company and unconditionally guaranteed on a senior unsecured basis by certain of the Company’s current and future domestic subsidiaries, including the Wyoming entity set forth on Schedule I attached hereto (the subsidiary guarantor set forth on Schedule I attached hereto being referred to herein as the “Guarantor”). The Exchange Notes are to be issued pursuant to an indenture (the “Original Indenture”), dated as of April 22, 2016, by and between the Company and Regions Bank (the “Trustee”), and as supplemented by the first Supplemental Indenture, dated as of April 29, 2016, by certain of the guarantors and acknowledged by the Trustee and the Company (the “First Supplemental Indenture”) and the second Supplemental Indenture, dated as of December 28, 2016 by QHCCS, LLC and acknowledged by the Trustee and the Company (the “Second Supplemental Indenture,” and together with the Original Indenture and First Supplemental Indenture, the “Indenture”).

The Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 11.625% senior notes due 2023 in accordance with the terms of a Registration Rights Agreement, dated as of April 22, 2016, by and among the Company and Credit Suisse Securities (USA) LLC (“Credit Suisse”), each as representative of the parties named therein as the Initial Purchasers (the “Original Registration Rights Agreement”), the related Registration Rights Joinder, dated as of April 29, 2016, by and among the Company, the guarantors party thereto, and Credit Suisse (the “First Joinder”) and the related Registration Rights Joinder, dated as of December 28, 2016, by and among the Company, QHCCS, LLC as guarantor, and Credit Suisse (the “Second Joinder”, and together with the Original Registration Rights Agreement and the First Joinder, the “Registration Rights Agreement”).

In rendering our opinions herein, we have relied with respect to factual matters upon the Officers’ Certificate (defined below) and certificates of public officials referred to below. In addition thereto, we have reviewed and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following:

(i) the Articles of Incorporation of Evanston Hospital Corporation, dated September 2, 1999;

April 12, 2017

(ii) the Bylaws of Evanston Hospital Corporation, dated September 7, 1999;

(iii) the certificate with respect to various factual matters signed by an officer of the Guarantor and dated the date of this opinion (the “Officers’ Certificate”);

(iv) the Certificate of Existence for Evanston Hospital Corporation dated April 10, 2017, issued by the Wyoming Secretary of State;

(v) the Registration Rights Agreement;

(vi) the Indenture;

(vii) the form of Exchange Global Note attached as Exhibit B to the Indenture (the “Exchange Notes”);

(viii) the Registration Statement; and

(ix) the prospectus contained within the Registration Statement (the “Prospectus”).

The documents identified in items (i) through (ix) above may be referred to herein as the “Transaction Documents”, and the documents identified in items (i) through (iv) above may be referred to herein as the “Corporate Documents”.

With your permission, as to questions of fact material to this opinion, and without independent verification with respect to the accuracy of such fatual matters, we have relied upon the Transaction Documents, certificates of public officials, accuracy of the public record, and the officers and directors of the Guarantor. We have made no independent investigation of any statements, warranties and representations made by any party to the Transaction Documents or any related matter. With the exception of the Corporate Documents, we have not examined the books and records of the Guarantor.

For purposes of this opinion, we have assumed, with your approval and without independent investigation, the following:

1. There have been no resolutions, amendments, substitutions, replacements, or restatements of, or otherwise relating to, the Corporate Documents that would materially affect the Guarantor’s corporate existence, its ability to transact business as contemplated by the Transaction Documents, or otherwise affect the Indenture as the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with the terms thereof.

2. No fraud, mistake, undue influence, duress or criminal activity exists with respect to the Transaction Documents or any of the matters relevant to the opinions rendered herein.

3. The genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic, original documents of all documents submitted to us as copies, the due authority of the parties executing such documents, and the legal capacity of all natural persons.

April 12, 2017

4. All factual matters, including, without limitation, any representations and warranties, contained in the Transaction Documents, are true and correct as set forth therein.

5. With the exception of the Guarantor, the Corporate Documents constitute legal, valid and binding obligations of each party thereto, enforceable against such party in accordance with their respective terms.

6. Valid, legally sufficient and adequate consideration has been given for each of the Corporate Documents.

Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, it is our opinion that:

(1) Based solely on the Certificate of Existence, the Guarantor is validly existing and in good standing under the laws of the State of Wyoming.

(2) The Guarantor has the requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture, including its guarantee of the Exchange Notes.

(3) The execution and delivery by the Guarantor of the Indenture and the performance of its obligations thereunder, including guaranteeing the Exchange Notes in accordance with the provisions of the Indenture, (a) have been duly authorized by all requisite action on the part of such Guarantor and (b) do not violate (i) the organizational documents of such Guarantor or (ii) any law, rule or regulation of the State of Wyoming.

The foregoing opinions are subject to the following limitations, qualifications, and exceptions:

A. The opinions are limited to the laws of the State of Wyoming existing on the date of this letter, and we assume no obligation to update or supplement this Opinion, or to advise you of any future changes in the facts or law relating to the matters covered by this Opinion. This Opinion is limited to the matters expressly set forth above, and no opinion is implied or may be inferred beyond the matters expressly so stated. Furthermore, we express no opinion with respect to the compliance with any law, rule or regulation that is a matter of customary practice understood to be covered only when an opinion refers to it expressly. Without limiting the generality of the foregoing, we express no opinion on local or municipal law, anti-trust, environmental, land use, securities, tax, pension, employee benefit, margin, insolvency, anti-terrorism, money laundering, or investment company laws and regulations.

B. Our opinions are subject to and limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors rights generally; (ii) fraudulent transfer and fraudulent conveyance laws; and (iii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

C. This letter is our opinion as to certain legal conclusions as specifically set forth herein, and does not and shall not be deemed to be a representation or opinion as to any factual matters.

D. This Opinion has been prepared and given in accordance with the customary practice of those lawyers licensed to practice law in the State of Wyoming who regularly give opinions of this kind,

April 12, 2017

type and nature as those matters contained herein. The recipients have agreed that the interpretation of this opinion shall be based upon the customary practice of those lawyers licensed to practice law in the State of Wyoming who regularly give opinions of this kind, type and nature as those matters contained herein.

We hereby consent to the filing of this Opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

CROWLEY FLECK PLLP

/s/ Crowley Fleck PLLP

April 12, 2017

Schedule I

Guarantors

Name of Guarantor	State of Organization

Evanston Hospital Corporation	Wyoming